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                                   Exhibit 6.4

             Attorney Disclosure and Special Relationship Agreement
                                 William Stocker
                                 General Counsel

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

                             ATTORNEY DISCLOSURE AND
                         SPECIAL RELATIONSHIP AGREEMENT

                                 William Stocker
                                 ATTORNEY AT LAW

This Agreement is made by and between INTREPID INTERNATIONAL, LTD., a Nevada Corporation, (hereafter "Intrepid"), and EWORLD TRAVEL CORP. a Nevada Corporation, (hereafter "Intrepid- Client"), and WILLIAM STOCKER, Intrepid's General Counsel, and dated December 15, 1998. In consideration of the mutual promises contained herein, and on the terms and conditions herein set forth, the parties agree as follows:

     A. SUMMARY.

     eWorld Travel Corp. has employed Intrepid International, Ltd. to perform certain financial services to Client, some of which services are to be provided for Client, and in the Client's name, by attorneys with established and continuing relationship to Intrepid. The purpose of this agreement is to provide full written disclosure, and to define the special character of both the ostensible and actual relationships between the parties.

     WILLIAM STOCKER is actually General Counsel of Intrepid International, Ltd.

     WILLIAM STOCKER will be authorized by this agreement to act as ostensible General Counsel for eWorld Travel Corp. for a limited time and with limited authority.

     B. RECITALS

     1. Intrepid Retainer Agreement. Intrepid International, Ltd. is or will be hereby retained as financial services consul- tants for the Intrepid-Client, pursuant to that certain FINANCIAL SERVICES CONSULTING AGREEMENT of even date here- with. Among the services contemplated to be provided by that Agreement are the continuing services of its General Counsel WILLIAM STOCKER, attorney at law, as Counsel for the Intrep-id-Client.

     2. Intrepid General Counsel. William Stocker, attorney at law, is General Counsel to Intrepid, first and foremost and always, and this paramount status and relationship has been and is hereby fully disclosed, in connection with the Intrepid-Client's consideration of the potential continuing services of William Stocker as General Counsel with Limited Authority, in connection with, and only

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Attorney Disclosure and
Special Relationship Agreement
William Stocker
ATTORNEY AT LAW   Page 63


     in connection with the services requested and agreed to between Intrepid and the Intrepid-Client, for an agreed transitional period of 60 days.

     3. Definition of "General Counsel with Limited Authority". As used in this Attorney Disclosure Agreement, this expres- sion shall have the following meaning, consistently and without exception: Intrepid General Counsel is authorized, where appropriate to employ the designation "General Counsel" or "Corporate Counsel" for the Intrepid-Client, in connection with, and only in connection with services to and for the Intrepid-Client requested by the Intrepid-Client to be performed by Intrepid pursuant to the FINANCIAL SERVICES CONSULTING AGREEMENT of even date herewith. Intrepid General Counsel, acting as Ostensible General Counsel for Intrepid Client shall focus primarily on reorganizational and transi- tional matters. Intrepid Counsel acting as General Counsel to the Client will not take action which is not authorized by the Intrepid-Client and Intrepid Jointly, nor represent to any person any general authority to speak for or bind the Intrepid-Client in any manner not approved by Intrepid-Client and Intrepid Jointly. This relationship is intended to exist for 60 days, unless extended by the parties."

     4. Intrepid-Client's right to decline the relationship. The Intrepid-Client has been informed, and is informed hereby, that the Intrepid-Client is not required to join in the special relationship disclosed and defined herein. Intrepid- Client may employ or require its own counsel or independent counsel for any and all purposes at its expense and in addition to its obligations to Intrepid. The Intrepid-Client is advised to retain its own counsel, as appropriate, to review and advise the Intrepid-Client as to any matter arising from its relationship to Intrepid or Intrepid's Counsel.

     5. Management's Preference. It is the desire of sophisticat- ed management that the unnecessary expense of cumulative counsel with respect to purely technical matters is not warranted, necessary or appropriate, with respect to the limited authority and scope of the Ostensible Counsel relationship, as defined, and that no conflict of interest exists or is likely to arise from the strict and precise observance of that relationship as defined. Accordingly management understands, accepts and affirmatively requests such an arrangement.

     A. OSTENSIBLE GENERAL COUNSEL AGREEMENT

     1. Ostensible Counsel. The Intrepid-Client and Intrepid Counsel hereby agree and adopt that special technical relationship of Ostensible General Counsel with Limited Authority as defined hereinabove, for the sole and separate purpose of allowing Intrepid Counsel to perform services appropriate to the services of Intrepid requested by the Intrepid-Client.

     2. Billings. Special Counsel (Intrepid's Counsel) shall invoice and bill applicable time and services to Intrepid, separately with respect to matters applicable to this Intrepid-Client. Time shall be billable at $250.00/hr, and such incidental secretarial services shall be billable at $85.00/hr, as may be reasonably and necessarily performed by its secretary. Additional services may be performed by

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Attorney Disclosure and
Special Relationship Agreement
William Stocker
ATTORNEY AT LAW   Page 64


     subcontractor attorneys, subject to arrangements approved by the Intrepid-Client in advance. Intrepid shall be responsi- ble, as between Intrepid and its counsel, for the compensa- tion and discharge of its Counsel's billings. Intrepid shall include Counsel's segregated billings along with its own, and, as between Intrepid and the Intrepid-Client, the Intrepid-Client shall be responsible to Intrepid for the total of its own and Counsel's billings.

     3. Termination. The terms of this agreement may be termi- nate by either Intrepid-Client or by Ostensible at any time upon written or other reasonable notice to the other.

     4. Miscellaneous This agreement sets forth the entire agreement and understanding between the parties and super- sedes all prior discussions, agreements and understandings, if any, of any and every kind and nature, between them. This agreement is made and shall be construed and interpreted according to the laws of the Intrepid-Client's place of Incorporation if that be Nevada or Texas, and if not, pursuant to the laws of the State of Nevada.


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Attorney Disclosure and
Special Relationship Agreement
William Stocker
ATTORNEY AT LAW   Page 65


     Accordingly the parties cause this agreement to be signed by their duly authorized representative, as of the date written below.

Intrepid International, Ltd.

by




/s/                                                                          /s/
-----------------------------                    -------------------------------
Kirt W. James, President                                         William Stocker
                                                                 attorney at law


The above is understood and agreed to and I state under the penalties of perjury that I am authorized to execute this letter agreement:

                                                             eWorld Travel Corp.



Date: 12/15/98                               By:                             /s/
      -----------------------                    -------------------------------
                                                    Gerald Yakimishyn, President



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